Exhibit 10.38

May 13, 2013

Mr. Philip Martens
President and Chief Executive Officer
Novelis Inc.
3560 Lenox Road NE
Suite 2000
Atlanta, GA 30326

Re: Retention Agreement

Dear Phil:

In consideration of your significant contributions to Novelis Inc., the company has decided to provide you with a cash award and retention incentive in addition to your base salary, annual bonus opportunity and long-term incentive opportunity, as follows:

One-Time Award
In May 2013, you will be paid a one-time award in the amount of $3.67 million in cash. In exchange for this payment, you agree to waive all rights you have in and to (1) 50% of your vested SARs under the Fiscal Year 2010 Long-Term Incentive Plan, (2) 62.5% of your vested SARs under the Fiscal Year 2011 Long-Term Incentive Plan and (3) 62.5% of your vested SARs under the Fiscal Year 2012 Long-Term Incentive Plan.

Retention Opportunity

(1)	Installments. You will receive three payments on the following dates and in the following amounts, respectively:

December 2013: $1.085 million
December 2014: $1.085 million
December 2015: $2.17 million

(2)
Clawback. Because the Retention Opportunity is designed as a retention incentive, in the event you voluntarily terminate your employment or are terminated for cause, in either case within 12 months of receiving a Retention Opportunity payment, you will be required to repay the cash payment(s) paid in the last 12 months (less applicable taxes), and any unpaid installments will not be paid. If you are terminated without cause, any unpaid cash installments will be immediately cancelled but you will not be required to repay any cash payments you have received.

We are pleased to be able to offer you this opportunity and look forward to your continuing leadership at Novelis. If the foregoing terms and conditions are acceptable to you, please countersign where indicated below and return this letter to me.

Very truly yours,

/s/ Leslie Joyce
Leslie Joyce
Senior Vice President, Human Resources

/s/ Philip Martens
Philip Martens